Exhibit 99.3
IEC ELECTRONICS CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
Year Ended September 30, 2010 and Three Months Ended December 31, 2010

     The following unaudited pro forma consolidated income statements have been prepared to give effect to IEC Electronics Corp.’s (“IEC”) acquisition of substantially all of the assets of Southern California Braiding Co., Inc. ("SCB") on December 17, 2010, using the acquisition method of accounting.  The pro forma income statements were prepared as if the acquisition had been completed on October 1, 2009, and key assumptions and adjustments are described in the notes that follow the income statements.

     IEC’s fiscal year ends on September 30th of each year, whereas prior to the acquisition, SCB's fiscal years ended on December 31st.  In order to construct a pro forma combined income statement for the year ended September 30, 2010, IEC's statement for that period was combined with SCB's income statements for the last three months of its 2009 fiscal year and the first nine months of its 2010 fiscal year.  The pro forma combined income statement for the three months ended December 31, 2010 was prepared by adding IEC's consolidated income statement for the first quarter of its 2011 fiscal year to SCB's income statement for the period from October 1, 2010 to the day prior to the company's December 17, 2010 acquisition by IEC.

     In combining SCB's income statements with IEC's, certain adjustments are made to incorporate the estimated effects of the acquisition on SCB's operations.  Such adjustments, relating primarily to operating expenses, include those that are directly attributable to the transaction and are expected to have a continuing impact on operating results.  Revenue accounts have not been adjusted for the effects of additional sales opportunities that are expected to result from offering an expanded array of products and services to customers of IEC and SCB.

     Persons utilizing these unaudited pro forma statements are cautioned regarding the imprecise and speculative nature of the pro forma adjustments.  The adjustments reflect management's preliminary estimates of the effects of the acquisition on SCB that may be rendered obsolete or misstated as new information is acquired regarding the SCB business and as future operating decisions are made.  The pro forma income statements are also dependent upon preliminary estimates of purchase price and upon the allocation of price among the assets and liabilities acquired.  Purchase price and the allocation have a significant effect on certain estimated expenses included in the pro forma statements, particularly depreciation and amortization.  Purchase price and the allocation may change by material amounts based on procedures that are incomplete as of the date of this Current Report, including the verification of acquisition-date working capital and the appraisal and valuation by independent experts of the acquired assets.  In addition, the purchase agreement provides that price would be reduced if sales and backlog do not reach contractual targets during calendar year 2011.

   The unaudited pro forma consolidated income statements should be read in conjunction with: (i) IEC’s previously filed Quarterly Report on Form 10-Q for the quarter ended December 31, 2010; (ii) IEC’s previously filed Annual Report on Form 10-K for the year ended September 30, 2010; (iii) SCB’s audited financial statements for the years ended December 31, 2009 and 2008, included herein as exhibit 99.1; (iv) SCB's unaudited financial statements for the nine months ended September 30, 2010 and 2009, included herein as exhibit 99.2; and (v) the notes that follow the unaudited pro forma consolidated income statements.

     The operating results presented in the unaudited pro forma consolidated income statements are not necessarily equivalent to those that would have been obtained by consummating the SCB acquisition on October 1, 2009, nor are they necessarily indicative of future results which may vary significantly from the estimates providing the basis for these pro forma statements.

IEC ELECTRONICS CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
Year Ended September 30, 2010 and Three Months Ended December 31, 2010
(in thousands, except share and per share data)

	Year ended September 30, 2010
	IEC and		Pro forma		Pro forma
	subsidiaries	SCB(1)	adjustments(2)		combined

Net sales	$96,674	$17,945	$		$114,619
Cost of sales	80,411	10,949	410	a	91,770
Gross profit	16,263	6,996	(410)		22,849
Selling and administrative expenses	8,576	7,081	(4,246)	b	11,411
Operating profit (loss)	7,687	(85)	3,836		11,438

Interest and financing expense	814	24	978	c	1,816
Other (income)/expense	(182)	(59)	259	d	18
Income (loss) before provision for income taxes	7,055	(50)	2,599		9,604

Provision for income taxes	2,400		1,020	e	3,420
Net income (loss)	$4,655	$(50)	$1,579		$6,184

Net income per common and common equivalent share:
Basic	$0.52				$0.68
Diluted	0.48				0.64

Weighted average number of common and common equivalent shares outstanding:
Basic	8,990,180		100,000	f	9,090,180
Diluted	9,608,174		100,000	f	9,708,174

(1) Includes Q4 2009 plus nine months of calendar 2010.
(2) See Note 3

	Three Months Ended December 31, 2010
	IEC and	10/1-12/16/10	Pro forma		Pro forma
	subsidiaries	SCB	adjustments(2)		combined

Net sales	$28,644	$3,931	$		$32,575
Cost of sales	24,061	2,361	83	aa	26,505
Gross profit	4,583	1,570	(83)		6,070
Selling and administrative expenses	2,620	1,870	(1,040)	bb	3,450
Operating profit (loss)	1,963	(300)	957		2,620

Interest and financing expense	244	6	204	cc	454
Other (income)/expense	13	(68)	(109)	dd	(164)
Income (loss) before provision for income taxes	1,706	(238)	862		2,330

Provision for income taxes	657		250	ee	907
Net income (loss)	$1,049	$(238)	$612		$1,423

Net income per common and common equivalent share:
Basic	$0.11				$0.15
Diluted	0.11				0.14

Weighted average number of common and common equivalent shares outstanding:
Basic	9,224,877		83,696	ff	9,308,573
Diluted	9,766,022		83,696	ff	9,849,718

(2) See Note 3

The accompanying notes are an integral part of this pro forma financial information.

IEC ELECTRONICS CORP AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
Year Ended September 30, 2010 and Three Months Ended December 31, 2010

      The unaudited pro forma consolidated income statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations.  However, management believes that the disclosures are adequate to make the information presented not misleading.

1.  THE ACQUISITION AND BASIS OF PRO FORMA PRESENTATION

     On December 17, 2010, a wholly owned subsidiary of IEC Electronics Corp. (“IEC” or "Company") acquired substantially all of the assets of Southern California Braiding Co., Inc. ("SCB") of Bell Gardens, CA, a privately held manufacturer of high reliability wire, cable and harness products for military and defense applications.  The preliminary purchase price of $25.0 million plus a closing-date preliminary working capital adjustment of $1.6 million were funded with $26.0 million of senior bank debt and 100,000 shares of IEC common stock valued at $609 thousand.

     The unaudited pro forma consolidated income statements for the year ended September 30, 2010 and for the three months ended December 31, 2010 give effect to the SCB acquisition as if it had occurred on October 1, 2009.

     IEC’s fiscal year ends on September 30th of each year, whereas prior to the acquisition, SCB's fiscal year ended on December 31st.  In order to construct a pro forma combined income statement for the year ended September 30, 2010, IEC's income statement for that period was combined with SCB's income statements for the last three months of its 2009 fiscal year and the first nine months of its 2010 fiscal year.  The pro forma combined income statement for the three months ended December 31, 2010 was prepared by adding IEC's consolidated income statement for the first quarter of its 2011 fiscal year to SCB's income statement for the period from October 1, 2010 to the day prior to the company's December 17, 2010 acquisition by IEC.

     The operating results presented in the unaudited pro forma consolidated income statements are not necessarily equivalent to those that would have been obtained by consummating the SCB acquisition on October 1, 2009, nor are they necessarily indicative of future results which may vary significantly from the estimates providing the basis for these pro forma statements.

2.  PURCHASE PRICE ALLOCATION

     Under the acquisition method of accounting, the Company is required to measure and record the fair value of assets acquired and liabilities assumed.  If the purchase price is greater than the value of identifiable net assets acquired, as in the case of SCB, the difference is recorded as goodwill.  If net asset value exceeds the amount paid, the excess is recorded in other income as a gain.

     The pro forma income statements are based on management's preliminary estimates of purchase price and the allocation of price among the assets and liabilities acquired.  Purchase price and the allocation have a significant effect on certain estimated expenses included in the pro forma statements, particularly depreciation and amortization.  Purchase price and the allocation may change by material amounts based on procedures that are incomplete as of the date of this Current Report, including the verification of acquisition-date working capital and the appraisal and valuation by independent experts of the acquired assets.  In addition, the purchase agreement provides that price would be reduced if sales and backlog do not reach contractual targets during calendar year 2011.

     At the time this Current Report is being filed, IEC has received preliminary estimates of fixed and intangible asset values from an appraisal firm, and the purchase price allocation has been adjusted accordingly from the allocation presented in the Company's previously filed Form 10-Q for the quarter ended December 31, 2010.  Valuations assigned to product molds and customer intangibles were increased significantly from amounts reflected in Form 10-Q, with an offsetting decrease in the goodwill asset.

     Preliminary fair values for the assets acquired and liabilities assumed in the SCB acquisition are summarized as follows:

SCB Opening Balance Sheet	Updated for	Per 12/31/10
As of December 17, 2010	this Form 8-K/A	Form 10-Q
	(thousands, except shares)

Accounts receivable, net	$1,620	$1,620
Inventories	2,790	2,790
Leasehold improvements	1,169	814
Machinery & equipment	3,177	510
Furniture & fixtures	236	176
Intangible assets	5,156	100
Goodwill	12,950	21,088
Deferred income taxes	106	106
Total assets acquired	27,204	27,204

Accounts payable	$503	$503
Accruals and other liabilities	62	62
Total liabilities assumed	565	565
Net assets acquired/purchase price	$26,639	$26,639

Funded with bank debt	$26,030	$26,030
Funded with 100,000 shares of IEC common stock	609	609
Total funding for SCB acquisition	$26,639	$26,639

(See Note 3 on next page.)

3.  PRO FORMA ADJUSTMENTS

     In preparing the unaudited pro forma consolidated income statements for the year ended September 30, 2010 and the three months ended December 31, 2010, the following adjustments were made:

Description of pro forma adjustments	Year		Three months
(in thousands, except shares)	ended		ended
	9/30/10		12/31/10
Cost of sales
Depreciation change relating to production-related fixed asset revaluation	$410	a	83	aa

Selling and administrative expenses
Compensation adjustments for senior and other staff	$(2,135)		(458)
Change in sales commission program	(167)		(49)
Other sales and marketing cost reductions	(710)		(227)
Insurance premium reductions	(307)		(62)
Office supplies expense reductions	(146)		(29)
Legal and accounting expense reductions	(613)		(154)
Elimination of executive life insurance policy	(27)		(5)
Reduction in charitable contributions	(131)		(34)
Lower utilization of contract employment arrangements	(271)		(82)
Depreciation change relating to non-production fixed asset revaluation	(96)		(15)
Amortization of intangible assets	357		75
Total selling and administrative expense adjustments	$(4,246)	b	(1,040)	bb

Interest and financing expense
Elimination of interest on seller's debt	$(24)		(6)
Interest on $20.0 million SCB term loan at 3.81%	762		160
Interest on $6.0 million of SCB-related Revolver borrowings at 3.56%	215		45
Amortization of commitment fee on SCB-related borrowing	25		5
Total interest and financing expense adjustments	$978	c	204	cc

Other (income)/expense
IEC's pre-merger SCB-related legal, accounting and travel expenses	$109		(109)
Costs of integrating SCB's information systems with IEC's	150		-
Total other (income)/expense adjustments	$259	d	(109)	dd

Provision for income taxes
Income taxes on SCB earnings and adjustments at estimated rate of 40%	$1,020	e	250	ee

Weighted average common shares outstanding
Shares of IEC common stock issued to acquire SCB	100,000	f	-
Addition to wgtd. avg. shares to account for 100,000 from 10/1 to 12/16/10			83,696	ff